                                                         Free Writing Prospectus

                                                      Filed Pursuant to Rule 433

                                                  Registration No. 333-130789-04

-----Original Message-----
From: [Identifying Information Redacted]
Sent: Monday, March 05, 2007 10:37 AM
Subject: *CMBS NEW ISSUE: BSCMS 2007-PWR15

*CMBS NEW ISSUE: BSCMS 2007-PWR15* $2.8Bn Fixed Rate CMBS
Co-Lead Bookrunning Managers: Morgan Stanley, Bear Stearns Rating
Agencies: Moody's, S&P

Structure:
 CL       SIZE($MM)   MDYS/S&P      C/E         A/L        PRIN WIN    PX GUIDE
 A1         85.7      Aaa/AAA        ***     NOT OFFERED     ***
 A2        254.0      Aaa/AAA     30.000%       4.92        59-60      S+19A
 A3         71.8      Aaa/AAA     30.000%       6.80        81-83      S+27A
 AAB       101.5      Aaa/AAA     30.000%       7.28        60-112     S+27A
 A4      [1145.2]     Aaa/AAA     30.000%       9.71       112-119     S+26-27
 A1A       306.8      Aaa/AAA        ***     NOT OFFERED     ***
 AM       [280.7]     Aaa/AAA     20.000%       9.87       119-119     S+30A
 AJ       [242.1]     Aaa/AAA     11.375%       9.87       119-120     S+33A
*A4-FL    [     ]     Aaa/AAA     30.000%       9.71       112-119     CALL DESK
*AM-FL    [     ]     Aaa/AAA     20.000%       9.87       119-119     CALL DESK
*AJ-FL    [     ]     Aaa/AAA     11.375%       9.87       119-120     CALL DESK
*B          52.6      Aa2/AA       9.500%       9.95       120-120     S+36A
*C          28.1      Aa3/AA-      8.500%       9.95       120-120     S+39A
*D          38.6      A2/A         7.125%       9.95       120-120     S+45A
*E          28.1      A3/A-        6.125%       9.95       120-120     S+49A
*F          38.6      Baa1/BBB+    4.750%       9.95       120-120     S+80A
*G          28.1      Baa2/BBB     3.750%       9.95       120-120     S+90A
*H          28.1      Baa3/BBB-    2.750%      10.09       120-143     S+110A
*X        2807.1**    Aaa/AAA        ~ 93    MM Proceeds               T+105A

*   Subject to rule 144A
**  Notional Balance
*** The final sizes of A4, AM, and AJ will be determined by market demand

Collateral:
 - Loan Sellers: Bear Stearns (35.0%), Principal (23.3%), Prudential
(22.2%)
                 Wells Fargo (13.1%), Nationwide (6.3%)
- 206 loans / 255 properties
- 68.6% LTV / 63.9% Balloon LTV
- 1.50x DSCR / 1.40x DSCR after IO
- NJ 14.2%, NV 12.6%, CA 10.6%, NY 7.3%, PA 6.9%, TX 6.1%
- Office 25.3%, Retail 24.0%, Other 13.2%, Hotel 10.2%, Industrial
10.0%
- Top 5 Loans: 27.8% / Top 10 Loans: 39.7%

Expected Timing:
 - Launch & Price:                Week of March 5
 - Settlement:                    March 29

STATEMENT REGARDING FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.
Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus you request it by calling toll free 1-866-803-9204.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.

The Information in this free writing prospectus is preliminary and is subject to completion or change.

The Information in this free writing prospectus supersedes information contained in any prior similar free writing prospectus relating to these securities prior to the time of your commitment to purchase.

This free writing prospectus is not an offer to sell or solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

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*******************************************************************************
Bear Stearns is not responsible for any recommendation, solicitation, offer or agreement or any information about any transaction, customer account or account activity contained in this communication.
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